Exhibit 4.7

                             AMENDMENT NUMBER FIVE
                                      TO
                           THE RITE AID 401(k) PLAN

               (Amended and Restated Effective January 1, 2001)


         WHEREAS, Rite Aid Corporation ("Corporation") has the authority under The Rite Aid 401(k) Plan ("Plan") to amend the Plan, except in certain respects not material hereto; and

         WHEREAS, the Plan was completely amended and restated effective January 1, 2001 and has since been amended; and

         WHEREAS, the Corporation now desires to amend the Plan, effective as of January 1, 2003, to (i) revise the definition of compensation to delete language that is no longer applicable, and (ii) eliminate the plan administrator's discretion in determining what constitutes financial hardship for a hardship distribution.

         NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2003, as follows:

         1. Section 1.10 of the Plan is hereby amended by deleting the last paragraph thereof.

         2. Section 6.11(a) of the Plan is hereby amended by adding the word "or" after item (4), by deleting the ", or" after item (5) and adding a period, and by deleting item (6).

         3. In all other respects the provisions of the Plan shall remain in full force and effect.


         IN WITNESS WHEREOF, this Amendment has been executed this 27th day of May, 2003.

                                          RITE AID CORPORATION


                                          By:   /s/ Robert B. Sari
                                             -----------------------------
                                             Name:  Robert B. Sari
                                             Title: Senior Vice President,
                                                    General Counsel and
                                                    Secretary